EXHIBIT 5

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                                                              December 19, 1996




Cali Realty Corporation
11 Commerce Drive
Cranford, New Jersey 07016

Gentlemen:

         We refer to the Registration Statement on Form S-8 (the "Registration Statement") to be filed by you with the Securities and Exchange Commission with respect to the registration under the Securities Act of 1933, as amended (the "Act"), of 1,880,188 shares (the "Shares"), $.01 par value per Share, of the Common Stock of Cali Realty Corporation (the "Company"), for delivery under the Company's Employee Stock Option Plan and the Director Stock Option Plan (collectively, the "Plans").

         We are qualified to practice law in the State of New York. We express no opinion as to, and, for the purposes of the opinion set forth herein, we have conducted no investigation of, and do not purport to be experts on, any laws other than the laws of the State of New York, the Maryland General Corporation Law and the federal laws of the United States of America.

         We have examined such documents as we considered necessary for the purposes of this opinion. Based on such examination, it is our opinion that the Shares have been duly authorized and, upon issuance in accordance with the Plans, will be legally issued, fully-paid and non-assessable under the laws of the State of Maryland (the state of incorporation of the Company).

         We consent to the use of this opinion as an exhibit to the Registration Statement.

                                                Very truly yours,

                                             /s/Pryor, Cashman, Sherman & Flynn
                                                -------------------------------
                                                PRYOR, CASHMAN, SHERMAN & FLYNN